Exhibit 99.1

Prime Health Services, Inc.

All Entities

Balance Sheet

As of 06/30/11

PHSI Total

ASSETS:

Cash and Equivalents	$150,764,158

Accounts Receivable	$979,960,076
Allowance for Bad Debt	(62,979,902)
Allowance for Contractuals & Oth Adj	(673,384,934)

Patient Accounts Receivable	$243,595,240

Other Receivables	$4,288,910
Inventories	6,052,642
Other Current Assets	2,735,737
Current Portion of Long-Term Notes Receivable	0
Current Portion of Related Party LT Notes Recv	0
Prepaid Insurance	52,134,293
Other Pre-Paid Expenses	4,197,724

Total Current Assets	$463,768,704

Land and Improvements	$42,715,973
Buildings and Improvements	120,417,402
Leaseholds	14,864,182
Equipment	185,418,005
Construction-In-Progress	14,071,716

Property and Equipment	$377,487,276

Less: Accumulated Depreciation	(111,925,366)

Net Property and Equipment	$265,561,910

Investments in Property Plant & Equipment	$26,820,981
Less: Accumulated Depreciation	0
Investments in Subsidiaries	0

Net Investments	$26,820,981

Long-Term Notes Receivable	$2,250,000
Related Party Long-Term Portion Notes Recv	122,935,798
Net Goodwill	13,707,802
Other Intangible Assets	9,973,032

Total Long-Term Assets	$441,249,523

TOTAL ASSETS	$905,018,227

LIABILITIES:
Accounts Payable	$36,030,466
Notes Payable	7,750,024
Capital Leases	4,301,730
Accrued Payroll	27,600,513
Accrued PTO	27,550,568
Accrued Payroll Taxes	6,946,640
IBNR	5,962,000
Other Accrued Expenses	2,014,365
Third-Party Settlements	(32,192,565)
Lines of Credit & Other Short-Term Debt	7,401,918
Current Portion of Long-Term Debt	0
Current Portion of Related Party Notes Payable	1,049,372
Other Liabilities	1,206,322

Total Current Liabilities	$95,621,353

Mortgages and Long-Term Notes Payable	$167,386,960

Related Party Notes Payable	$121,886,426

Total Intercompany/Intracompany	($4,347,281)

Deferred Credits	$8,443,042
Deferred Taxes	0
Other Long-Term Liabilities	225,532,312

Total Long-Term Liabilities	$518,901,458

TOTAL LIABILITIES	$614,522,811

EQUITY:
Common Stock	$1,350,000
Additional Paid-in Capital	32,215,389
Other Equity	2,353,946
Retained Earnings PY	255,812,822
Distributions	(115,000,000)
Net Income	59,112,690
Non-controlling Interest	54,650,568

TOTAL EQUITY	$290,495,415

TOTAL LIABILITIES AND EQUITY	$905,018,227

PRIME HEALTHCARE SERVICES INC.

CONSOLIDATED INCOME STATEMENT

YTD JUN 30th, 2011

	PHSI - Q2 YTD Jun 2011	PHSI YTD Jun 2011
REVENUE
NET PATIENT REVENUE	$431,076,658	$812,006,000
CAPITATION REVENUE	5,245,653	10,789,174
OTHER REVENUE	3,724,998	7,826,585

TOTAL OPERATING REVENUE	440,047,309	830,621,759

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	144,557,207	295,306,408
PROVISION FOR DOUBTFUL ACCOUNTS	74,513,191	144,580,914
GENERAL AND ADMINISTRATIVE	72,760,163	106,133,560
SUPPLIES	36,800,799	74,300,895
PROFESSIONAL SERVICES	29,745,936	57,367,123
DEPRECIATION / AMORTIZATION	8,475,860	16,805,300
MEDICAL CLAIMS	1,008,001	2,122,638

TOTAL OPERATING EXPENSES	367,861,157	696,616,838

NET OPERATING INCOME (LOSS)	72,186,152	134,004,921

INTEREST	9,641,214	18,873,362
INCOME TAX EXPENSE	1,367,500	1,368,300

Income Before Allocation to Non-Controlling Interest	61,177,438	113,763,259

Allocation of Income to Non-Controlling Interest	(31,063,958)	(59,112,690)

NET INCOME (LOSS)	30,113,480	54,650,569

PRIME HEALTHCARE SERVICES

CONSOLIDATED CASH FLOWS STATEMENT

YTD FOR THE PERIOD ENDED 06/30/11

PHSI YTD 6/30/11

Cash Flows from Operating Activities:

Controlling Interest in Net Income	$54,650,569

Adj to Reconcile Controlling Interest in Net Income to Net Cash:
Depreciation and Amortization	$16,805,300
Amortization of Loan Fees	167,922
Loss (Gain) on Sale of Assets	(500)
Loss from Joint Ventures	0
Provision for Doubtful Accounts	144,580,915
Non-Controlling Interest in Net Income	59,112,690
Changes in Assets & Liab Net of Acquisitions:	0
Patient Accounts Receivable	(176,745,706)
Supplies Inventory	(19,977)
Prepaid Expenses and Other Assets	6,152,512
Due to/from Related Parties	(1,444,392)
Accounts Payable	(5,462,728)
Accrued Expenses	5,642,319
Medical Claims Payable	126,788
Deferred Rent	1,136,425
Estimated 3rd Party Payer Settlements	32,773,942
Accrued Professional Liability Reserve	0

Net Cash Provided by / (Used for) Operating Activities	$137,476,079

Cash Flows from Investing Activities:
Purchase of Property and Equipment	($18,972,189)
Proceeds Received from Sale of Property and Equipment	0
Investments in Joint Venture	0
Cash Paid for Acquisitions, Net of Cash Acquired	0
Proceeds / (Advances) on Notes Receivable	2,000,000

Net Cash Provided by / (Used for) Investing Activities	($16,972,189)

Cash Flows from Financing Activities:
Net Borrowings / (Pay Down) on Line of Credit	$4,137,343
Proceeds from / (Re-Payments of) Long-Term Debt Borrowing	66,000,085
Payments on Capital Lease Obligations	(2,029,270)
Loan Fees Paid in Connection with Financing of Debt	(1,007,532)
Distribution to Non-Controlling Interest	(114,000,000)
Distribution to Stockholder	(0)

Net Cash Provided by / (Used for) Financing Activities	($46,899,374)

Net Change in Cash and Cash Equivalents	$73,604,516

Beginning Cash Balance	$77,159,642

Ending Cash Balance	$150,764,158